EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:


RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix-Oakhurst
Strategic Allocation Fund, Inc. was held on May 31, 2000 to approve the following matter:

1. Approve a new Rule 12b-1 Distribution Plan for Class
   B Shares

On the record date for this meeting there were 667,282 shares outstanding and 50.93% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES

                                    For      Against    Abstain

1.  Approve a new Rule 12b-1
Distribution Plan for Class B
Shares                            299,795     8,889      31,141